Exhibit 4.50

                   AMENDED AND RESTATED LOCK-UP, SUPPORT,
                            AND VOTING AGREEMENT


         This Amended and Restated Lock-Up, Support, and Voting Agreement (this "Agreement") is made and entered into as of January 30, 2002, by and among McLeodUSA Incorporated, a Delaware corporation (the "Company") and the entities listed on the signature page hereto under the caption "Investors" (collectively, "Investor"). The Company and Investor are collectively referred to herein as the "Parties" and individually as a "Party."

                                  RECITALS

         WHEREAS, the Parties are party to that certain Lock-Up, Support, and Voting Agreement, dated as of December 3, 2001 (the "Original
Agreement");

         WHEREAS, since the date of the Original Agreement, the Company and Investor have engaged in good faith negotiations among themselves and with the Company's creditors regarding a restructuring of the Company's obligations and the recapitalization of the Company;

         WHEREAS, the Company now intends to file a case (the "Chapter 11 Proceedings") under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss. 101, et seq. (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") to implement a Plan of Reorganization on the terms described in Exhibit A (the "Plan");

         WHEREAS, Investor owns or controls the right to vote 100% of (i) that certain Series D Convertible Preferred Stock issued by the Company and
(ii) that certain Series E Convertible Preferred Stock issued by the Company (together, the "Series D and E Preferred Stock"); and

         WHEREAS, in order to facilitate the implementation of the Plan, the Parties hereto desire to amend and restate the Original Agreement in its entirety.

                                 AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Voting in Favor of the Plan.

               (a) Agreement to Vote. Investor hereby irrevocably agrees, during the period commencing on the date of this Agreement and continuing until the termination of this Agreement as provided for in Section 6 hereof, to vote timely its Series D and E Preferred Stock in favor of the Plan with such modifications in the terms of the Plan that do not materially deviate from the terms set forth on Exhibit A, by executing ballots in favor of the Plan and agrees not to revoke or withdraw such vote. Investor's agreement to support the Plan is expressly conditioned upon the terms of the Plan being as set forth on Exhibit A and the Plan and all related documents being consistent with the terms set forth on Exhibit A with, in each case, such modifications that do not materially deviate from the terms of Exhibit A. Investor agrees that all solicitation materials and ballots prepared in connection with the Plan may indicate its support of the Plan. Solely for purposes of this Agreement, a reduction in the equity percentage which the number of shares of New Common Stock (as defined in Exhibit A) to be received by each of the Investors upon consummation of the Plan represents of the fully diluted equity (calculated as set forth on Exhibit A) from the respective percentages set forth on Exhibit A shall be deemed to be a modification in the terms of the Plan or restructuring that materially deviates from the terms set forth on Exhibit A.

               (b) Modifications. Notwithstanding any other provision of this Agreement, the Company may make such changes and modifications to the Plan as the Company deems are necessary and appropriate in order to have the Plan approved or implemented; provided, however, that Investor will not be required to support any such restructuring that materially deviates from the terms set forth on Exhibit A unless any such material deviations have been approved by Investor.

2. Restrictions on Transfer. Investor hereby agrees, so long as this Agreement remains in effect, not to (i) sell, transfer, assign, pledge, or otherwise dispose of any of the Series D and E Preferred Stock, in whole or in part, or any interest therein, or (ii), without limiting the generality of the Section 2 of this Agreement, grant any proxies, deposit any of the Series D and E Preferred Stock into a voting trust, or enter into a voting agreement with respect to any of the Stock.

3. Support of the Plan. As long as this Agreement remains in effect, the Company will (i) use its reasonable best efforts to obtain confirmation of the Plan in accordance with the Bankruptcy Code as expeditiously as possible and (ii) use its reasonable best efforts to achieve confirmation including, upon approval of the disclosure statement, recommending to the holders of impaired claims and interests that they vote to approve the Plan. As long as this Agreement remains in effect, neither Party shall (a) object to confirmation of the Plan or otherwise commence any proceeding to oppose or alter the Plan or any other reorganization related documents or agreements (all such documents and agreements, the "Plan Documents"), so long as such documents conform to the terms hereof and set forth in Exhibit A, (b) vote for, consent to, support or participate in the formulation of any other plan of reorganization or liquidation proposed or filed or to be proposed or filed in any Chapter 11 or Chapter 7 case commenced in respect of the Company, (c) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or any of its subsidiaries that could reasonably be expected to prevent, delay or impede the successful restructuring of the Company as contemplated by the Plan or the Plan Documents, (d) object to the disclosure statement or the solicitation of consents to the Plan, or (e) take any other action that is inconsistent with, or that would delay confirmation of, the Plan; provided, however, the Investors' obligations pursuant to this Section 3 shall be conditioned upon (i) the Company's filing of the Plan, (ii) the Company's not withdrawing the Plan or modifying the Plan in a manner that materially deviates from the terms set forth on Exhibit A and (iii) the Bankruptcy Court's not rejecting or denying confirmation of the Plan, in each case with such modifications to the Plan that do not materially deviate from the term of Exhibit A.

4. Acknowledgment. This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The acceptances of Investor will not be solicited until it has received the applicable solicitation materials and/or disclosure statement and related ballots.

5. Termination of Agreement. At any time after August 1, 2002, the Company and Investor may terminate their obligations hereunder and Investor may rescind its vote on the Plan (which vote shall be null and void and have no further force and effect), by giving prior written notice thereof to the other party.

6. Representations and Warranties. Each Investor represents and warrants that the following statements are true, correct and complete as of the date hereof:

               (a) Corporate Power and Authority. It is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership or LLC power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

               (b) Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required actions on the part of Investor and no other proceedings on the part of such Investor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Investor and, assuming this Agreement has been duly authorized, executed and delivered by the Company, constitutes a valid and binding agreement of such Investor.

               (c) No Conflicts. Neither the execution and delivery of this Agreement by such Investor nor the consummation by such Investor of the transactions contemplated hereby nor compliance by such Investor with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the charter or by-laws or similar organization documents of such Investor, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which such Investor or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Investor, any of its subsidiaries or any of their properties or assets.

               (d) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than the approval of the Bankruptcy Court with respect to the Plan.

               (e) Owner of Stock. It is the beneficial owner of, or holder of investment authority over, the Series D and E Preferred Stock that it has agreed to vote in favor of the Plan, and beneficially owns, or has investment authority over, no other interests in the Company.

7. Further Acquisition of Interests. This Agreement shall in no way be construed to preclude Investor from acquiring additional interests in the Company. However, any such additional interests so acquired shall automatically be deemed to be subject to the terms of this Agreement.

8. Amendments. This Agreement may not be modified, amended or supplemented without the prior written consent of the Company and Investor.

9. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the District of Delaware. By execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to jurisdiction, upon the commencement of any Chapter 11 Proceedings, each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

10. Specific Performance. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

11. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

12. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

13. Prior Negotiations. This Agreement and Exhibit A supersede all prior negotiations with respect to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement supercedes the Original Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

15. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof.

16. Consideration. It is hereby acknowledged by the Parties hereto that no consideration shall be due or paid to Investor for its agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement other than the Company's agreement to use its reasonable best efforts to obtain approval of any disclosure statement and reasonable best efforts to confirm the Plan in accordance with the terms and conditions of this Agreement.



         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

                                    McLEODUSA INCORPORATED


                                    By: /s/Chris Davis
                                       ______________________________
                                        Name:  Chris Davis
                                        Title: Chief Operating and Financial
                                               Officer


                                    INVESTORS:

                                    FORSTMANN LITTLE & CO. EQUITY PARTNERSHIP-
                                    V, L.P.
                                    By:  FLC XXX Partnership, L.P.
                                         its general partner


                                    By: /s/Thomas H. Lister
                                       _______________________________
                                       Thomas H. Lister,
                                       a general partner

                                    FORSTMANN LITTLE & CO. SUBORDINATED DEBT
                                    AND EQUITY MANAGEMENT BUYOUT PARTNERSHIP-
                                    VI, L.P.
                                    By:     FLC XXIX Partnership, L.P.
                                            its general partner


                                    By: /s/Thomas H. Lister
                                       ______________________________
                                       Thomas H. Lister,
                                       a general partner


                                    FORSTMANN LITTLE & CO. SUBORDINATED DEBT
                                    AND EQUITY MANAGEMENT BUYOUT
                                    PARTNERSHIP-VII, L.P.
                                    By:     FLC XXXIII Partnership, L.P.
                                            its general partner

                                    By: /s/Thomas H. Lister
                                       ________________________
                                       Thomas H. Lister,
                                       a general partner






McLeodUSA Incorporated                                               EXHIBIT A
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SUMMARY TERM SHEET



Company                                McLeodUSA Incorporated (the "Company").

Parties Subject to Restructure         The Company; Forstmann Little &
                                       Company, its affiliates and its
                                       co-investors, if any, (collectively,
                                       "FL" or the "Sponsor"); the banks
                                       participating in the senior credit
                                       agreement (the "Bank Group");
                                       holders ("Noteholders") of the
                                       Company's unsecured notes including
                                       (a) 11.375% Senior Notes due 2009;
                                       (b) 10.500% Senior Discount Notes
                                       due 2007; (c) 9.250% Senior Notes
                                       due 2007; (d) 8.375% Senior Notes
                                       due 2008; (e) 9.500% Senior Notes
                                       due 2008; (f) 8.125% Senior Notes
                                       due 2009; (g) 11.500% Senior Notes
                                       due 2009; and (h) 12.000% Senior
                                       Notes due 2008 (collectively, the
                                       "Notes"); preferred equity holders
                                       ("Preferred Holders") of the
                                       Company's class A, D, and E
                                       preferred stock (collectively, the
                                       "Old Preferred Stock"); and the
                                       holders of the Company's current
                                       common stock ("Old Equity").

Overview The Company will restructure its balance sheet (the "Transaction" or the "Recapitalization") through, among other things, exchange of the Notes for (i) cash, (ii) a senior convertible preferred stock (the "New Convertible Preferred Stock"), and (iii) five-year warrants (the "New Noteholder Warrants") to purchase newly issued new common stock ("New Common Stock"); the exchange of the Existing Preferred Stock and the Existing Common Stock for New Common Stock; and new investment by FL for New Common Stock and warrants identical to the New Noteholder Warrants (the "New FL Warrants," and together with the New Noteholder Warrants, the
                                       "Warrants"), through a
                                       pre-negotiated Chapter 11 Plan.
                                       Pursuant to the Transaction:

                                       o     The Noteholders will receive
                                             the following:

                                       -     $670 million, subject to
                                             adjustment described below, from:

                                             (a) Pubco Proceeds: $570
                                             million from the Pubco sale,
                                             unless the sale of Pubco
                                             closes after April 30, 2002 in
                                             which case the proceeds from
                                             the Pubco sale (and the amount
                                             payable to the Noteholders)
                                             shall be reduced $200,000 per
                                             day from May 1, 2002 through
                                             the earlier of (i) the date of
                                             closing or (ii) August 1,
                                             2002; and

                                             (b) FL Investment: $100
                                             million from the FL
                                             investment, described below.

                                       -     $175 million of New
                                             Convertible Preferred Stock,
                                             convertible into 15.0000% of
                                             the New Common Stock on a
                                             fully diluted basis at closing
                                             (after giving effect to the
                                             Recapitalization, but prior to
                                             the exercise of the Warrants
                                             and management options), the
                                             terms set on the term sheet
                                             attached hereto as Exhibit A
                                             (the "Preferred Term Sheet").
                                             It being understood that as of
                                             the closing of the
                                             Recapitalization, the
                                             conversion price of the New
                                             Convertible Preferred Stock
                                             will be calculated as follows:

                                             where:

                                              X  =  the aggregate number of
                                                    shares of New Common
                                                    Stock issuable upon
                                                    conversion of the New
                                                    Convertible Preferred
                                                    Stock;

                                              CS =  the actual number of
                                                    shares of New Common
                                                    Stock outstanding
                                                    (excluding New Common
                                                    Stock underlying New
                                                    Convertible Preferred
                                                    Stock, Warrants and
                                                    management options);
                                                    and

                                              LP =  the aggregate
                                                    liquidation preference
                                                    of the New Convertible
                                                    Preferred Stock (i.e.,
                                                    $175 million)

                                             the number of shares of New
                                             Common Stock issuable upon
                                             conversion of the New
                                             Convertible Preferred Stock is
                                             determined as follows:

                                               X = 15% x ( X + CS)

                                             and the conversion price on a
                                             per share basis of the New
                                             Convertible Preferred Stock
                                             (CP) is determined as follows:

                                               X = LP / CP

                                             and therefore:

                                               CP = LP / X

                                             As an example, where the
                                             Company has 850,000 shares of
                                             New Common Stock actually
                                             outstanding (excluding New
                                             Common Stock underlying New
                                             Convertible Preferred Stock,
                                             Warrants and management
                                             options), the New Convertible
                                             Preferred Stock will convert
                                             into 150,000 shares of New
                                             Common Stock (150,000 = 15% x
                                             (150,000 + 850,000)) and the
                                             conversion price will be
                                             $1,166.667 ($1,166.667 = $175
                                             million / 150,000).

                                       -     New Noteholder Warrants to
                                             purchase an aggregate of
                                             6.0000% of the shares of New
                                             Common Stock on a fully
                                             diluted basis at closing
                                             (after giving effect to the
                                             Recapitalization and the
                                             exercise of the Warrants, but
                                             prior to the exercise of any
                                             management options)
                                             exercisable for five years for
                                             aggregate consideration
                                             payable to the Company of $30
                                             million.

                                       o     FL Investment: FL will invest
                                             $175 million for (i) 22.7778%
                                             of the New Common Stock on a
                                             fully diluted basis at closing
                                             (after giving effect to the
                                             Recapitalization and the
                                             shares of New Common Stock
                                             underlying the New Convertible
                                             Preferred Stock, but prior to
                                             the exercise of the Warrants
                                             and management options) and
                                             (ii) New FL Warrants, in an
                                             amount and with terms
                                             identical to the New
                                             Noteholder Warrants.

                                       o     Series A preferred stock will
                                             receive 10.3682% of the New
                                             Common Stock on a fully
                                             diluted basis at closing
                                             (after giving effect to the
                                             Recapitalization and the
                                             shares of New Common Stock
                                             underlying the New Convertible
                                             Preferred Stock, but prior to
                                             the exercise of the Warrants
                                             and management options).

                                       o     Series D preferred stock will
                                             receive 24.0625% of the New
                                             Common Stock on a fully
                                             diluted basis at closing
                                             (after giving effect to the
                                             Recapitalization and the
                                             shares of New Common Stock
                                             underlying the New Convertible
                                             Preferred Stock, but prior to
                                             the exercise of the Warrants
                                             and management options).

                                       o     Series E preferred stock will
                                             receive 10.9375% of the New
                                             Common Stock on a fully
                                             diluted basis at closing
                                             (after giving effect to the
                                             Recapitalization and the
                                             shares of New Common Stock
                                             underlying the New Convertible
                                             Preferred Stock, but prior to
                                             the exercise of the Warrants
                                             and management options).

                                       o     Existing Common Stock will
                                             receive 16.8540% of the New
                                             Common Stock on a fully
                                             diluted basis at closing
                                             (after giving effect to the
                                             Recapitalization and the
                                             shares of New Common Stock
                                             underlying the New Convertible
                                             Preferred Stock, but prior to
                                             the exercise of the Warrants
                                             and management options).

Additional Noteholder Rights           The Company shall agree to list the
                                       New Common Stock and New Convertible
                                       Preferred Stock on a national
                                       securities exchange or the Nasdaq
                                       Stock Market and shall make periodic
                                       filings under the Exchange Act.

Corporate Governance                   The new Board of Directors will
                                       initially consist of 15 members and
                                       will include 1 member nominated by
                                       the Noteholders. In connection with
                                       the Transaction, the Company shall
                                       cause to be appointed or shall
                                       nominate for election the designee
                                       of the Noteholders. The Noteholders'
                                       initial representative on the Board
                                       of Directors shall be reasonably
                                       acceptable to the Company.
                                       Thereafter, the holders of the New
                                       Convertible Preferred Stock shall be
                                       entitled to select a member of the
                                       Board of Directors to the extent
                                       provided under "Special Voting
                                       Rights" on Exhibit A.

Management Incentive Plan              The new Board of Directors will
                                       develop and implement the McLeodUSA
                                       2001 Omnibus Equity Plan (the
                                       "Management Incentive Plan") as
                                       described in the Offering Memorandum
                                       dated December 7, 2001.

Other Conditions                       The Company agrees to pay for all
                                       reasonable costs and expenses of the
                                       Noteholders (including fees and
                                       expenses for one counsel and one
                                       financial advisor, which shall not
                                       be duplicative of the fees and
                                       expenses to be paid to the advisors
                                       for the unsecured creditors
                                       committee).

                                       The Company will provide cooperation
                                       to the financial advisor and counsel
                                       in due diligence inquiries.

                                       The Company shall use reasonable
                                       efforts to cause FL to execute any
                                       and all documents necessary or
                                       appropriate to allow the Company to
                                       perform all of its obligations
                                       provided in this Term Sheet and
                                       otherwise in connection with the
                                       Company's restructuring.

Other Provisions                       The Plan of Reorganization shall be
                                       substantially similar to the terms
                                       and provisions of the Plan of
                                       Reorganization included in the
                                       Offering Memorandum dated December
                                       7, 2001 with such modifications
                                       necessary (a) to incorporate the
                                       terms hereof, and (b) to add the
                                       members and advisors of the ad hoc
                                       bondholder committee and any
                                       official creditors committee as
                                       beneficiaries of the Plan of
                                       Reorganization's release provisions.



                                 Exhibit A

                    NEW CONVERTIBLE PREFERRED TERM SHEET



Note: Capitalized terms not defined herein have the meanings ascribed to them in the term sheet to which this Preferred Term Sheet is an exhibit.

Issuer                                 McLeodUSA Incorporated.

Liquidation Preference                 $175 million in the aggregate, plus
                                       accrued and unpaid dividends.

Dividend Rate Cumulative dividends at the rate of 2.5% per annum. Dividends cumulate whether or not declared by the Board (the senior credit agreement prohibits payment of cash dividends).

Conversion                             Convertible at the option of the
                                       holder at any time into a number of
                                       shares of New Common Stock equal to
                                       (a) the Liquidation Preference of
                                       the shares of New Convertible
                                       Preferred Stock being converted
                                       divided by (b) the conversion price
                                       of the New Convertible Preferred
                                       Stock as calculated in accordance
                                       with the above example under
                                       "Overview" at the time of the
                                       closing of the Recapitalization.

Mandatory Conversion                   Upon a Mandatory Conversion Event
                                       (defined below), then, at the option
                                       of the Company, the New Convertible
                                       Preferred Stock shall be converted
                                       in whole or in part on a pro rata
                                       basis at the then-effective
                                       Conversion Price into shares of New
                                       Common Stock.

                                       "Mandatory Conversion Event" means
                                       any such time following the fourth
                                       anniversary of the issuance of the
                                       New Convertible Preferred Stock that
                                       the closing price of New Common
                                       Stock has equaled or exceeded 135%
                                       of the conversion price of the New
                                       Convertible Preferred Stock for at
                                       least 20 out of any 30 consecutive
                                       trading days.

Mandatory Redemption                   On the ten-year anniversary of the
                                       Closing Date.

Merger, Consolidation                  Upon the merger, consolidation or
                                       other sale of the Company, the
                                       Preferred Stock shall be converted
                                       into the same consideration such
                                       preferred stock would have received
                                       had such preferred stock been
                                       converted into New Common Stock
                                       immediately prior to such merger,
                                       consolidation or other sale of the
                                       Company.

Voting Rights                          The New Convertible Preferred Stock
                                       would be entitled to vote with New
                                       Common Stock as a single class on an
                                       "as converted" basis.

Special Voting Rights                  The holders of the New Convertible
                                       Preferred Stock will have the right
                                       to elect one member to the Company's
                                       Board of Directors so long as not
                                       less than 33% of the New Convertible
                                       Preferred Stock issued on the
                                       closing of the Transaction remains
                                       outstanding.

Ranking Junior to all existing and future debt obligations; senior to all classes of common stock and each other class of capital stock or series of preferred stock of the Company.

Anti-Dilution                          (i) Customary anti-dilution
                                       protection for stock splits, reverse
                                       splits, and extraordinary dividends
                                       and (ii) customary weighted average
                                       anti-dilution protection for other
                                       issuances below the then market
                                       value of the New Common Stock.

Registration and Other Rights          The Company will grant to the
                                       holders of the New Convertible
                                       Preferred Stock customary
                                       information and inspection rights
                                       and, if required, limited, shelf
                                       registration rights to facilitate
                                       resales by any holder of the New
                                       Convertible Preferred Stock who may
                                       be deemed to be an affiliate of the
                                       Company upon the consummation of the
                                       Transaction or as a result of a
                                       holder having a representative on
                                       the Board of Directors of the
                                       Company.

                                       The Company will further grant the
                                       holders of the New Convertible
                                       Preferred Stock the right, for the
                                       period beginning on the closing of
                                       the Recapitalization until the
                                       eighteen month anniversary of such
                                       closing, to participate, on a pro
                                       rata basis, in any purchase by FL,
                                       any affiliate of FL or any person or
                                       entity acting in concert with FL in
                                       one or more series of related
                                       transactions of greater than either
                                       (x) an aggregate of $50,000,000 of
                                       equity securities of the Company or
                                       (y) 10% of the New Common Stock of
                                       the Company on a fully-diluted
                                       basis. The Company may provide this
                                       co-investment right to holders of
                                       the New Convertible Preferred Stock
                                       either simultaneously with FL's
                                       investment or as soon as practicable
                                       following the closing of such
                                       investment as determined by the
                                       Company.